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                                                                     Exhibit 8.2

                                          May 12, 1999

   Commonwealth Energy System
   One Main Street
   Cambridge, MA 02142

  Re: Federal Income Tax Consequences of the Merger of
    CES Acquisition LLC with and into Commonwealth Energy System

   Ladies and Gentlemen:

   You have requested our opinion relating to certain federal income tax consequences arising out of the Agreement and Plan of Merger as amended and restated as of May 4, 1999 (the "Merger Agreement"), by and among BEC Energy, a Massachusetts business trust ("BEC"), Commonwealth Energy System, a Massachusetts business trust ("CES"), NSTAR, a Massachuetts business trust of which BEC and CES together own all of the outstanding interests ("Company"), BEC Acquisition, LLC, a Massachusetts limited liability company directly and indirectly wholly owned by the Company ("BEC LLC") and CES Acquisition, LLC, a Massachusetts limited liability company directly and indirectly wholly owned by the Company ("CES LLC"). Our conclusions are based upon (i) the facts and assumptions set forth below, and (ii) the representations made in BEC's letter to us dated as of the date hereof (the "BEC Letter"), the representations made in CES's letter to us dated as of the date hereof (the "CES Letter") and the representations made in Company's letter to us dated as of the date hereof (the "Company Letter"). If any of these stated facts or assumptions are not correct, please advise us at once, as our opinion may be affected by a change in such facts or assumptions. Capitalized terms used but not defined in this letter have the meaning given them in the Merger Agreement.

   Our opinion does not address (i) the tax consequences of the Mergers, under state local or foreign law or (i) certain tax consequences applicable to special classes of taxpayers including, without limitation, dealers in securities, banks, insurance companies, persons who are no treated as United States persons pursuant to the Internal Revenue Code of 1986, as amended (the "Code") (including the effects of the Foreign Investment in Real Property Tax Act on such persons who are not treated as United States persons pursuant to the Code), estates, trusts, partnerships, corporations, tax-exempt entities, persons who do not hold their CES Common Shares as capital assets and persons who acquired CES Common Shares pursuant to the exercise of an employee option or otherwise as compensation.

                                     FACTS

   Pursuant to the Merger Agreement, CES LLC will be merged with and into CES in accordance with the applicable provisions of the laws of the Commonwealth of Massachusetts (the "CES Merger"). CES will be the surviving entity in the CES Merger and will continue its existence under the laws of the Commonwealth of Massachusetts. As a result of the Merger, CES LLC will cease to exist and CES will become a direct or indirect wholly owned subsidiary of Company.
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   Pursuant to the Merger Agreement and in conjunction with the CES Merger, BEC
LLC will be merged with and into BEC in accordance with the applicable provisions of the laws of the Commonwealth of Massachusetts (the "BEC Merger"). BEC will be the surviving entity in the BEC Merger and will continue its existence under the laws of the Commonwealth of Massachusetts. As a result of the Merger, BEC LLC will cease to exist and BEC will become a direct or indirect wholly owned subsidiary of Company.

   As a result of the above Mergers, the CES Common Shares issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.2(b) of the Merger Agreement) will be converted into the right to receive either (i) cash, (ii) Company Common Shares or (iii) a combination of cash and Company Common Shares, and the BEC Common Shares issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.3(b) of the Merger Agreement) will be converted into the right to receive (i) cash, (ii) Company Common Shares or (iii) a combination of cash and Company Common Shares.

                                  ASSUMPTIONS

   In rendering our opinion, we have assumed with your consent that (i) the proposed transactions will be consummated strictly in accordance with the terms and conditions described in the Merger Agreement, and (ii) the representations made to us by CES in the CES Letter, by BEC in the BEC Letter and Company in the Company Letter are true and accurate at the Effective Time. With regard to the CES Letter, the BEC Letter and the Company Letter, we have assumed that any representation made therein to the best of the knowledge of the management of CES, BEC and Company, respectively, will be true and accurate without that qualification.

                                    OPINION

   Based on the facts and assumptions set forth above and our review of the Merger Agreement, the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 and accompanying exhibits dated May 12, 1999 and the relevant legal authorities, it is our opinion that:

(1) The CES Merger, taken together with the BEC Merger, will quality as a tax-free transaction within the meaning of section 351 of the Code;

(2) No gain or loss will be recognized by CES, Company, or CES LLC as a result of the CES Merger;

(3) Except with respect to cash received instead of fractional shares, a CES shareholder will not recognize gain or loss upon the exchange of CES Common Shares solely for Company Common Shares in the CES Merger;

(4) Except with respect to cash received instead of fractional shares, a CES shareholder who receives cash and Company Common Shares in exchange for CES Common Shares will recognize gain, if any, but not loss, to the extent of any cash received in the CES Merger. The gain will be measured by the sum of the fair market value of the Company Common Shares received plus the amount of cash received minus the adjusted tax basis of the CES Common Shares exchanged;

(5) CES shareholders who receive only cash in the CES Merger will be treated as having sold their CES Common Shares and will recognize gain or loss on those surrendered CES Common Shares equal to the difference between the amount of the cash received and the tax basis of those surrendered CES Common Shares;
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(6) Any gain or loss recognized in respect of cash received in the CES Merger will be long-term capital gain or loss if the holding period of such shares exceeds one year as of the date of the exchange. Capital gain or loss recognized on the CES Common Shares with a holding period of a year or less will be short-term capital gain or loss;

(7) The payment of cash to a CES shareholder instead of fractional shares of Company Common Shares will be treated for federal income tax purposes as if the fractional share had been issued in the CES Merger and then redeemed by Company. Gain or loss will be recognized on the deemed redemption of the fractional shares equal to the difference between the cash received instead of the fractional share and the tax basis of the fractional share deemed issued and redeemed;

(8) The aggregate tax basis of Company Common Shares to be received by a CES shareholder will be the same, in each instance, as the basis in the CES Common Shares surrendered in exchange therefor, decreased by the basis of any fractional share interest for which cash is received in the CES Merger, and further decreased by the amount of any cash received (other than cash received for fractional share interests), and increased by the gain, if any, recognized on the exchange, other than gain recognized in respect of a fractional share interest; and

(9) The holding period of Company Common Shares received by a CES shareholder will include the period during which that shareholder held the CES Common Shares surrendered in exchange therefor.

                                 SCOPE OF OPINION

   In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time, and in certain circumstances, with retroactive effect. A material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions.

   This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the court if challenged by the Internal Revenue Service.

   We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement-Prospectus of BEC and CES and the reference to the above-mentioned opinion under "Summary -- Tax Consequences of the Merger" and "The Merger -- Material Federal Income Tax Consequences of the Merger". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                         Very truly yours,

                                         /s/ LeBoeuf, Lamb, Greene & MacRae,
                                      L.L.P.

                                         LeBoeuf, Lamb, Greene & MacRae,
                                      L.L.P.